 Exhibit 99.1

PRESS RELEASE

FIRST CITIZENS ANNOUNCES PROMOTIONS

Katie Winchester, Chairman & CEO of First Citizens National Bank announced the promotion of two of the bank's senior lending staff effective January 1, 2007.

Sherrell Armstrong was named Executive Vice President and Chief Credit Officer for all markets served by First Citizens. Armstrong began his career in banking in 1988 as an Associate National Bank Examiner with the Comptroller of The Currency. He entered the banking arena as a commercial lender in 1990 and joined First Citizens in June 1997 as Vice President and Commercial Lender. Prior to his promotion, he served the bank as Executive Vice President and Loan Administrator for Dyer, Lauderdale, Obion and Weakley county markets.

Armstrong is a graduate of Memphis State University with a Master of Business Administration, University of Tennessee, Knoxville with a Bachelor of Science in Business Administration, Southeastern School of Commercial Lending and American Bankers Association Stonier Graduate School of Banking, Georgetown University, Washington, D.C. He is a member and past president of the Dyer County Chapter of UT Alumni Association, President-elect of the Dyersburg Rotary Club, a member and past Treasurer of the Dyersburg Primary School PTO. He is also a YMCA Volunteer, Lifeline Blood Donor, and past President of Dyer County Chapter of American Heart Association. You may contact Armstrong by calling 731-287-4323 or email: 39: sarmstrong@firstcitizens-bank.com.

Andrew Harrington was promoted to Senior Vice President and Loan Department Manager of First Citizens' Main Office. Harrington has been with First Citizens as Vice President and Commercial Loan Officer since 2002 and has more than nineteen years lending experience. He is a recent graduate of American Banker's Association's Graduate Commercial Lending School at Southern Methodist University in Dallas, Texas. Harrington is a graduate of the University of Tennessee at Knoxville, MidSouth School of Banking and Dyersburg/Dyer County Leadership Program. His community service includes membership on the Board of Directors of the Dyersburg Rotary Club, Past Vice President & President of the American Heart Association, past President and Vice President of Adopt-A-School, University of Tennessee Board of Governors, Dyersburg/Dyer County Chamber of Commerce Board of Directors, United Way Funds Distribution Panel Chair, American Cancer Society's Relay for Life and Union Mission Board of Directors. Harrington will serve as the 2007 Chairman of Dyersburg/Dyer County Chamber of Commerce Board of Directors. You may contact him by calling 731-287-4321 or email: aharrington@firstcitizens-bank.com.